ARTHUR ANDERSEN LLP


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


  As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this Registration Statement for Connecticut Mutual Investment Accounts, Inc. (Registration Statement File No. 2-75276).

     /S/ Arthur Andersen LLP

Hartford, Connecticut
September 27, 1995